Exhibit 99.1

ARES COMMERCIAL REAL ESTATE CORPORATION ANNOUNCES
CMBS SECURITIZATION

Chicago, IL—November 5, 2013—Ares Commercial Real Estate Corporation (NYSE: ACRE) (the “Company”) announced that its wholly owned indirect subsidiary ACRC 2013-FL1 Depositor LLC (the “Depositor”) has received commitments from investors for the purchase of approximately $395,027,000 principal balance of commercial-mortgage backed securities.

The commitments were made in connection with the offer and sale by the Depositor of approximately $493,782,965 principal balance of Commercial Mortgage Pass-Through Certificates (the “Certificates”), approximately $395,027,000 principal balance of which was offered to third parties.  The Certificates will be backed by approximately $493,782,965 outstanding principal balance of commercial and multifamily mortgage loans originated or co-originated by ACRC Lender LLC, an indirect wholly owned subsidiary of the Company.  The Company expects to retain (either directly or through one of its wholly owned subsidiaries) approximately $98,755,965 principal balance of the non-investment grade tranches of the Certificates, which Certificates were not offered to investors.  The initial weighted average coupon of the Certificates is expected to be LIBOR plus 1.89%.

The Certificates will not be registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  The Offering was made privately in transactions exempt from the registration requirements of the Securities Act.

The closing of the Offering is subject to a number of customary closing conditions and is expected to close on or about November 19, 2013.  The gross proceeds to the Depositor from the Offering (not including the retained Certificates) are expected to be approximately $395 million.

Ares Commercial Real Estate Corporation intends to use the entire amount of the net proceeds of this offering to repay outstanding amounts under its secured funding facilities (which will increase the availability of funds under such facilities that it can use to invest in additional target assets).

This press release is not an offer to sell any securities of the Company and is not soliciting an offer to buy such securities. It is issued pursuant to Rule 135c under the Securities Act.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Ares Commercial Real Estate Corporation undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

Ares Commercial Real Estate Corporation

Carl Drake, 404-814-5204

cdrake@aresmgmt.com